Exhibit 10.1

EMPLOYMENT AGREEMENT

US Well Services, Inc. and US Well Services LLC (the “Company”) and Nathan Houston (the “Executive”), previously entered into that certain Employment Agreement dated July 13, 2018 (the “Employment Agreement1”). Article VIII of the Employment Agreement provides that the Employment Agreement may be amended provided such amendment is in writing and signed by both parties. As such, the Company and the Executive hereby voluntarily enter into this First Amendment to the Employment Agreement (the “First Amendment”) effective March 19, 2020 (the “Effective Date”) as follows:

1.	Section 5.05 (c) of the Employment Agreement, “Termination Obligations,” shall be amended as follows:

(c)       Termination by the Company Without Cause or Termination by Executive for Good Reason. If the Company terminates the employment of Executive prior to the end of the then applicable Term of this Agreement for any reason other than for Cause, or if Executive terminates his employment with the Company for Good Reason prior to the end of the Term of this Agreement, Executive shall be entitled to:

(i)	Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date (for the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term);

(ii)	cash payments equal to one and a half (1.5) times the sum of (x) Executive’s then-current Base Salary, and (y) average annual bonus during the prior two calendar years under the AIP (or such shorter period, as applicable), subject to applicable taxes and withholdings;

(iii)	reimbursement for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03;

(iv)	if the Termination Date occurs after December 31 of a performance year under the AIP but before any bonus for such performance year has been paid, such unpaid bonus under the AIP, to the extent earned, payable in a lump sum, subject to applicable taxes and withholdings, at the time bonuses are paid under the AIP;

(v)	if approved by the Company, a payment equal to the product of (x) the target bonus under the AIP for the performance year in which the Termination Date occurs and (y) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is 365, payable in a lump sum, subject to applicable taxes and withholdings, on the sixtieth (60th) day following the Termination Date; and

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1 All capitalized terms not defined herein are defined in the Employment Agreement.

(vi)	if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on or before the 15th day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earlier of: (A) the eighteen (18)-month anniversary of the Termination Date; or (B) the date Executive is no longer eligible to receive COBRA continuation coverage.

For the avoidance of doubt, payments due to the Executive under (i), (iii) (iv) and (v) immediately above will be paid to Executive, if at all, on or before the sixtieth (60th) day following the Termination Date. Payments due to the Executive under (ii) immediately above will be paid to Executive in thirty-six (36) semi-monthly payments (subject to customary withholding taxes and other employment taxes as required) to begin on the 15th day of the first calendar month after the effective date of the Company’s release agreement (as referenced in Section 5.06, provided such release is not timely revoked). Such payments will be made pursuant to Schedule A attached hereto. Pursuant to Section 9.04(c) Company and Executive understand and agree that Executive is a “specified employee” within the meaning of Code Section 409A. As such, if any portion of the payments to be received under (ii) immediately above are determined to be a “deferral of compensation” within the meaning of Code Section 409A, then such payment shall be delayed and paid to the Executive in installment payments which shall begin on the earlier of (x) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (y) the date of Executive’s death. Prior to the date the Executive, as a “specified employee,” may receive a “deferral of compensation” within the meaning of Code Section 409A, his semi-monthly payments shall consist solely of amounts that are determined not to be “deferrals of compensation” within the meaning of Code Section 409A.

2.	Section 6.01 of the Employment Agreement, “Competition/Solicitation,” shall be deleted in its entirety and any reference to Section 6.01 in the reminder of the Employment Agreement shall be struck. The other sections in Article VI shall be renumbered accordingly.

3.	A new Section 6.08 (as renumbered for the deletion of existing Section 6.01) shall be added to the Employment Agreement and shall read as follows:

6.08          Cooperation with Litigation. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall continue to assist Company with any actions, suits, claims, investigations, proceedings, charges, complaints, or other legal proceedings for which he is a witness or has material information. After the Executive’s Termination, Company hereby agrees to compensate Executive, as an independent contractor, Two Hundred Sixteen Dollars ($216) per hour for every hour that Company requires Executive’s cooperation under this Section. Company and Executive shall mutually agree on the number of hours expended by Executive under this Section on a weekly basis. Company shall pay Executive any amounts accrued under this Section on a semi-monthly basis. Executive will, in all events, be treated as an independent contractor for purposes of these payments. However, in no event shall Executive perform any services that exceed more than 20% of the average level of services he performed in the previous 36 month prior to Termination.

4.	In all other respects, the parties agree that the terms of the Employment Agreement shall be deemed ratified and confirmed.

5.	By execution below, Executive further agrees that the amendment of his Employment Agreement as provided herein shall not constitute an event or condition giving rise to a claim of Good Reason for a termination by Executive as defined in Section 5(c) of the Employment Agreement.

This First Amendment may be executed in multiple counterparts, including by means of facsimile or “PDF” transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and Executive have executed this First Amendment on the Effective Date set forth herein.

The Company:	The Executive:
US Well Services LLC Joel Broussard, President and CEO	Nathan Houston
________________________________ Signature	________________________________ Signature
Date: ____________________________	Date: ____________________________